Exhibit 4.1

                  AMENDMENT, dated as of December 16, 1997 (this "Amendment"), to RIGHTS AGREEMENT, dated as of June 12, 1997 (the "Rights Agreement"), between NextLevel Systems, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company ("Rights Agent").

                  WHEREAS, effective as of the date hereof, the Company and certain partnerships affiliated with Forstmann Little & Co. are entering into certain transactions (collectively, the "Transaction") with Tele-Communications, Inc., a Delaware corporation ("TCI"), pursuant to which TCI would acquire shares of capital stock, warrants to acquire shares of capital stock, and rights of first refusal with respect to transfers of common stock of the Company.

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares.

                  WHEREAS, the Board of Directors of the Company deems it advisable to amend the Rights Agreement to specifically exempt from the operation thereof the Transaction.

                  Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  1. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

                  2. Section 1(a) of the Rights Agreement is hereby amended by adding the following at the end thereof:

                  "Notwithstanding the foregoing, the term "Acquiring Person" shall not include TCI and its Subsidiaries, for so long as (i) TCI and its Subsidiaries do not acquire Beneficial Ownership of any Common Shares other than pursuant to the Transaction and instruments and agreements forming part of the Transaction, or (ii) after giving effect to the acquisition of the Beneficial Ownership of any Common Shares by TCI or a Subsidiary of TCI other than pursuant to the Transaction, the Common Shares Beneficially Owned by TCI and its Subsidiaries in the aggregate do not exceed 35% of the then outstanding Common Shares. For purposes of the preceding sentence, TCI and its Subsidiaries shall not be deemed to Beneficially Own any Common Shares Beneficially Owned by their Affiliates and Associates (other than TCI and its Subsidiaries)."

                  3. Except as otherwise specifically provided herein, the Rights Agreement shall remain in full force and effect and be unaffected hereby.



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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Amendment to be duly executed and attested, all as of the date and year first above written.


                                             NEXTLEVEL SYSTEMS, INC.

                                             By: /s/ Keith A. Zar
                                                 ----------------
                                             Name:   Keith A. Zar
                                             Title:  Vice President and General
                                                     Counsel

                                             CHASEMELLON SHAREHOLDER
                                             SERVICES, L.L.C., the Rights Agent

                                             By: /s/ James E. Hagan
                                                 ------------------
                                             Name:   James E. Hagan
                                             Title:  Vice President

                                             By: /s/ Julie Roh
                                                 --------------
                                             Name:   Julie Roh
                                             Title:  Relationship Manager